As filed with the Securities and Exchange Commission on February 6, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	62-1051971 (I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida (Address of Principal Executive Offices)	32202 (Zip Code)

Tax Savings Thrift Plan for Employees of CSX
Corporation and Affiliated Companies
(Full Title of the Plan)

Ellen M. Fitzsimmons, Esq.
Executive Vice President – Law and Public Affairs,
General Counsel and Corporate Secretary
CSX Corporation
500 Water Street, 15th Floor
Jacksonville, Florida 32202
(Name and Address of Agent for Service)

904-359-3200
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Richard D. Truesdell, Jr., Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	15,000,000 shares	$26.27(4)	$394,050,000 (4)	$50,753.64 (5)

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies.

(2)
The number of shares being registered represents shares of the Registrant’s common stock, par value $1.00 (“Common Stock”), that may be offered or sold under the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies.

(3)	Pursuant to Rule 416(b), the registration statement shall be deemed to cover additional shares resulting from the split of, or a stock dividend on, the registered shares.

(4)
Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on February 4, 2014, as reported in the consolidated reporting system of the New York Stock Exchange.

(5)	Rounded up to the nearest penny.

GENERAL INSTRUCTION E
EXPLANATORY NOTE-REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed by CSX Corporation (“CSX”) to register 15,000,000 shares of Common Stock that may be offered or sold pursuant to the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (the “Plan”), together with an indeterminate amount of interests in the Plan.  The shares being registered pursuant to this Registration Statement are additional securities of the same class as the securities for which Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on July 15, 1991(File No. 033-41735) and July 17, 2009 (File No. 333-160650) are effective.  Pursuant to General Instruction E of Form S-8, the contents of such Registration Statements (File Nos. 033-41735 and 333-160650) and any post-effective amendments thereto are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012;

b)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2012 for the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies;

c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2013, June 28, 2013 and September 27, 2013;

d)	The Registrant’s Current Reports on Form 8-K filed on May 13, 2013, July 11, 2013 and October 22, 2013;

e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934  since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10−K referred to in clause (a) above; and

f)	The description of the Registrant’s common stock contained in the Company's Registration Statement on Form 8-B (File No. 1-8022) filed on September 25, 1980 under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Registrant and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act (“VSCA”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation or, while a director or officer, is or was serving at such corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another entity, if such person acted in good faith and believed his or her conduct to be in the best interests of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 10 of the VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law. Article 9 of the VSCA provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Article VII of CSX’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of CSX who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of CSX) by reason of the fact that he or she is or was a director or officer of CSX against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

CSX’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under the VSCA in effect from time to time, the liability of a director or officer of CSX to CSX or CSX’s shareholders arising out of a single transaction, occurrence or course of conduct will be limited to one dollar.

CSX maintains a standard policy of officers’ and directors’ liability insurance.

Item 8.  Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.  Undertakings.

(a)      The Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 6, 2014.

CSX CORPORATION

Date:	February 6, 2014	By:	/s/ Ellen M. Fitzsimmons
Name: Ellen M. Fitzsimmons
Title: Executive Vice President – Law and Public Affairs, General Counsel and Corporate Secretary

The Registrant.                                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 6, 2014.

Signature	Title	Date
*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014
Michael J. Ward
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 6, 2014
Fredrik J. Eliasson
*	Vice President and Controller (Principal Accounting Officer)	February 6, 2014
Carolyn T. Sizemore

*	Director	February 6, 2014
Donna M. Alvarado

*	Director	February 6, 2014
John B. Breaux

*	Director	February 6, 2014
Pamela L. Carter

*	Director	February 6, 2014
Steven T. Halverson

*	Director	February 6, 2014
Edward J. Kelly, III

*	Director	February 6, 2014
Gilbert H. Lamphere

*	Director	February 6, 2014
John D. McPherson

*	Director	February 6, 2014
Timothy T. O’Toole

*	Director	February 6, 2014
David M. Ratcliffe

*	Director	February 6, 2014
Donald J. Shepard

*	Director	February 6, 2014
J.C. Watts, Jr.

*	Director	February 6, 2014
J. Steven Whisler

*By:	/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Attorney-in-fact

The Plan.                      Pursuant to requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 6, 2014.

TAX SAVINGS THRIFT PLAN FOR EMPLOYEES OF CSX CORPORATION
AND AFFILIATED COMPANIES PLAN

*By:	/s/ Michele Mastrean
	Name:	Michele Mastrean
	Title:	Vice President-Compensation and Benefits
CSX Corporation
(Duly authorized representative)

INDEX TO EXHIBITS

4.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 14, 2004)

4.1(a)
Articles of Amendment to CSX Corporation’s Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on July 18, 2006)

4.1 (b)
Articles of Amendment to CSX Corporation's Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on May 4, 2011)

4.2
Bylaws of the Registrant, amended effective as of July 10, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the Commission on July 11, 2013)

5.1	Internal Revenue Service Determination Letter dated May 1, 2013 (filed herewith)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)
24.1	Powers of Attorney (filed herewith)
99.1
Tax Savings and Thrift Plan for Employees of CSX Corporation and Affiliated Companies (Incorporated by reference to Exhibit 28 to the Registrant’s Registration Statement on Form S-8 filed on July 15, 1991 (File No. 33-41735))